Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37791 and 33-81780) of Cambrex Corporation of our report dated June 16, 2010 relating to the financial statements and supplemental schedule of Cambrex Corporation Savings Plan as of December 31, 2009 and 2008 and for the year ended December 31, 2009, which appear in this 2009 Annual Report on Form 11-K.

/s/J.H. Cohn LLP

Roseland, New Jersey
June 16, 2010